Exhibit 3.128

ARTICLES OF ORGANIZATION

OF

KEYS, LLC

The undersigned person, acting as the organizer of a limited liability company under the Tennessee Limited Liability Company Act, adopts the following Articles of Organization:

(1) The name of the limited liability company is KEYS, LLC (the “Company”).

(2) The street address, zip code and county of the registered office of the Company in the State of Tennessee is 414 Union Street, Suite 1600, Nashville, Davidson County, Tennessee 37219.

(3) The name of the registered agent of the Company, located at the registered office set forth above, is Andrea C. Barach, Esq.

(4) The name of the organizer is Andrea C. Barach; and the address of the organizer of the Company is 414 Union Street, Suite 1600, Nashville, Tennessee 37219.

(5) The Company will be member-managed.

(6) The Company has five (5) members at the date of the filing of these Articles of Organization.

(7) The street address, zip code and county of the principal executive office of the Company is 1114 17th Avenue South, Suite 204, Nashville, Davidson County Tennessee 37212.

(8) To the maximum extent permitted by the provisions of T.C.A. § 48-243-101, as amended from time to time (provided, however, that if an amendment to such act limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this paragraph which occur subsequent to the effective date of such amendment), the Company shall indemnify and advance expenses to any person, his heirs, executors and administrators, for the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including counsel fees actually incurred as a result of such action, suit or proceeding or any appeal thereof, and against all fines (including any excise tax assessed with respect to an

[ILLEGIBLE]

employee benefit plan), judgments, penalties and amounts paid in settlement thereof, provided that such proceeding or action be instituted by reason of the fact that such person is or was a member of the Company. Any repeal or modification of the provisions of this Paragraph 8 directly or by the Company’s adoption of an amendment to these Articles of Organization that is inconsistent with the provisions of this Paragraph 8, shall not adversely affect any right or protection set forth herein existing in favor of a particular individual at the time of such repeal or modification.

/s/ Andrea C. Barach
Date: January 22, 2001	Andrea C. Barach, Organizer

2

ARTICLES OF AMENDMENT

KEYS, LLC

The undersigned, pursuant to the provisions of Section 48-209-104 of the Tennessee Limited Liability Company Act, as amended (the “Act”), adopts the following Articles of Amendment to its Articles of Organization.

1. The name of the limited liability company is KEYS, LLC (the “LLC”).

2. The Secretary of State Limited Liability Control Number for the LLC is 0402052.

3. The Articles of Organization of the LLC are hereby amended by deleting Item No. (1) in its entirety and inserting in lieu thereof the following text:

“(1) The name of the limited liability company is Keystone Education and Youth Services, LLC.”

4. The Articles of Organization of the LLC are hereby further amended by deleting Item No. (5) in its entirety and inserting in lieu thereof the following text:

“(5) The Company will be board-managed.”

5. This amendment was duly adopted by Written Consent Action of the Members of the LLC.

6. This amendment is to be effective when filed by the Secretary of State of Tennessee.

Dated: March 1, 2001.

KEYS, LLC

By:	/s/ H. Neil Campbell
H. Neil Campbell
President

Articles of Merger

Keystone Education and Youth Services, Inc. (Control No. 0386100)

into

KEYS, LLC (Control No. 0402052)

March 1, 2001

To the Secretary of State of the State of Tennessee:

Pursuant to the provisions of Section 48-21-107 of the Tennessee Business Corporation Act and Section 48-244-103 of the Tennessee Limited Liability Company Act, as amended, the undersigned domestic corporation and limited liability company adopt the following articles of merger for the purpose of merging into a single limited liability company:

1. The names of the constituent entities are Keystone Education and Youth Services, Inc., a Tennessee corporation, and KEYS, LLC, a Tennessee limited liability company.

2. KEYS, LLC was organized on January 23, 2001.

3. KEYS, LLC shall be the surviving entity, and its principal executive office shall be 1114 17th Avenue South, Suite 204, Nashville, TN 37212.

4. Section 48-21-102 of the Tennessee Business Corporation Act requires that the shareholders of Keystone Education and Youth Services, Inc. approve the Plan of Merger, a copy of which is attached hereto as Exhibit A.

5. The Plan of Merger has been approved by all of the shareholders of Keystone Education and Youth Services, Inc.

6. The Plan of Merger has been approved and executed by each of the LLCs and other business entities that are a party to the merger.

7. The Plan of Merger is on file at the principal executive office of KEYS, LLC at the address set forth above. A copy of the Plan of Merger will be furnished by KEYS, LLC on request and without cost, to any member of KEYS, LLC or shareholder of Keystone Education & Youth Services, Inc.

8. The effective date of the merger shall be March 1, 2001.

KEYSTONE EDUCATION AND YOUTH SERVICES, INC.		KEYS, LLC

By:	/s/ H. Neil Campbell	By:	/s/ H. Neil Campbell
Name:	H. Neil Campbell	Name:	H. Neil Campbell
Title:	President	Title:	President

Exhibit A

Plan of Merger of Keystone Education and Youth Services, Inc. into

KEYS, LLC

This Plan of Merger is prepared and submitted pursuant to the provisions of Section 48-21-102 of the Tennessee Business Corporation Act and Section 48-244-101 of the Tennessee Limited Liability Company Act, as amended.

1. The names of the merging entities are Keystone Education and Youth Services, Inc., a Tennessee corporation (“Keystone, Inc.”), and KEYS, LLC, a Tennessee limited liability company (“Keystone, LLC”).

2. Keystone, LLC shall be the surviving entity (the “Surviving Entity”), into which Keystone, Inc. shall merge.

3. The terms and conditions of the proposed merger and the manner and basis of converting the shares of Keystone, Inc. into membership interests Keystone, LLC are as follows:

(a) On the effective date of the merger, Keystone, Inc. shall be merged into Keystone, LLC, which shall be the Surviving Entity in the manner and with the effect provided by the Tennessee Business Corporation Act and the Tennessee Limited Liability Company Act. Keystone, LLC, being the Surviving Entity, shall continue its corporate existence under the laws of the State of Tennessee, and the separate existence of Keystone, Inc. shall cease. All property, rights, privileges, licenses and franchises of Keystone, Inc., as the same were held by it prior to the merger, shall vest in Keystone, LLC as of the merger, subject to all of the liabilities and obligations of Keystone, Inc. for which Keystone, LLC shall also be liable, in the same manner and to the same extent as if Keystone, LLC had itself incurred such liabilities and obligations.

(b) On the effective date of the merger, each share of common stock, no par value, of Keystone, Inc. issued and outstanding immediately prior to the effective date of merger will be canceled and extinguished, and each shareholder of Keystone, Inc. shall thereafter hold the same number of units of membership interests of Keystone, LLC as such shareholder held shares in Keystone, Inc.

4. The effective date of this Plan of Merger and the date upon which the merger contemplated by this Plan of Merger shall become effective shall be March 1, 2001.